Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Lance K. Stewart
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FOURTH QUARTER
AND YEAR ENDED DECEMBER 31, 2010

Tontitown, Arkansas, February 8, 2011......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $1,110,135 or diluted and basic loss per share of $0.12 for the quarter ended December 31, 2010, and net loss of $654,728 or diluted and basic loss per share of $0.07 for the year ended December 31, 2010. These results compare to net loss of $3,915,329 or diluted and basic loss per share of $0.42, and net loss of $10,847,325 or diluted and basic loss per share of $1.15, respectively, for the quarter and year ended December 31, 2009.

Operating revenues were $78,203,070 for the fourth quarter of 2010, a 3.3% decrease compared to $80,871,818 for the fourth quarter of 2009. Operating revenues were $331,993,826 for the year ended December 31, 2010, a 13.7% increase compared to $291,909,653 for the year ended December 31, 2009.

Daniel H. Cushman, President of the Company, commented, “The fourth quarter, like our third quarter, was met with mixed emotions. While we are pleased that financial results for each quarter in 2010 improved over the same quarter in 2009 and that we have dramatically reduced the 2010 loss as compared to that experienced in 2009, several factors contributed to a loss of momentum in the third and fourth quarters.

As the year progressed, we continued to improve our freight mix, walking away from some undesirable freight that we were not able to immediately replace. The freight we walked away from required a one year commitment so we had to make a decision, continue to haul it or walk away and replace it as quickly and efficiently as possible. We hoped we could do both, and replace it immediately with better paying freight. We eventually got the better paying freight, it just took longer than we would have liked.  We were successful in the fact that we increased our rate per total mile by 5.6% to $1.32 in the fourth quarter 2010, up from $1.25 in the same quarter 2009.

We continue to have success in diversifying our customer base, with 72 of our top 200 customers being new in 2010.  Our challenge remains replacing some very large customers with a larger number of smaller customers, which takes time. Several of the customers that are currently small in terms of revenue have significant growth potential. Next year, our growth with these existing customers will be as important, if not more important, than development of additional “new” new business.

Our operation in Mexico has been a great success, with 35% growth for the year. Mexico revenue has gone from being almost exclusively automotive in prior years to being approximately 50% automotive in 2010. The establishment of our Mexican offices during the fourth quarter demonstrates our commitment to customers operating in the region by allowing us to quickly respond to their needs, as well as capitalize on new business opportunities.

We remain focused on expense control, with intensified emphasis on maintenance costs, driver recruitment/retention and fuel.

We deferred the purchase of new tractors during 2010 while new engine technology could be tested by the industry. This increased the average age of our fleet by approximately one year, resulting in increased maintenance costs and the addition of maintenance technicians to keep our revenue producing units in service and compliant with the new Comprehensive Safety Analysis (CSA 2010) regulations issued by the Federal Motor Carrier Administration. In 2011 we plan to begin retiring older high mileage equipment and return to a regular equipment replacement cycle. Maintenance costs were up $.02 cents per mile for the fourth quarter 2010 compared to the fourth quarter of 2009.

In August of 2010 we rescinded a 5% pay reduction that had been in effect since June 2009, resulting in increased driver payroll costs in the third and fourth quarters of 2010. While necessary for driver recruitment and retention, this increase combined with increased recruiting and advertising expenses had a negative impact of $.02 cents per mile in the fourth quarter 2010 compared to the same quarter 2009.

The national average cost per gallon of diesel fuel increased by $.40 cents from $2.74 in the fourth quarter of 2009 to $3.14 in the fourth quarter 2010, and by $.20 cents from the average of $2.94 in the third quarter of 2010. Rapid escalation of fuel prices reduces the ability of our fuel surcharges to cover increases because surcharge formulas are typically based on the prior week’s average fuel cost. This means in periods with large week to week increases, we pay the higher price for at least a week before the fuel surcharge formulas reset. This has been the case throughout the fourth quarter of 2010 and has resulted in an increase of $ .03 cents per mile compared to the fourth quarter 2009.

Weather was not cooperative in the fourth quarter and continues to be very challenging to date in 2011.  The effect of weather on income is very difficult to determine, but negatively affects equipment utilization, fuel economy, repairs, and driver retention among other things, and contributed to some loss of momentum during the fourth quarter 2010.

We would like to thank our customers, employees and business partners for the improvements we were able to achieve in 2010.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenue, before fuel surcharge	$65,426,754	$70,469,053	$282,523,697	$260,773,726
Fuel surcharge	12,776,316	10,402,765	49,470,129	31,135,927
	78,203,070	80,871,818	331,993,826	291,909,653

Operating expenses and costs:
Salaries, wages and benefits	27,981,603	27,657,323	109,727,800	101,833,307
Fuel expense	25,220,122	21,683,826	97,523,594	73,561,604
Operating supplies and expenses	8,162,787	6,732,345	30,105,461	26,572,338
Rent and purchased transportation	4,905,883	11,921,965	42,469,384	40,713,302
Depreciation	7,035,904	12,025,829	27,034,694	37,742,162
Operating taxes and licenses	1,339,601	1,229,169	4,953,628	5,020,478
Insurance and claims	3,167,422	3,231,034	12,819,635	12,578,587
Communications and utilities	675,469	659,420	2,730,876	2,644,305
Other	1,563,807	1,221,452	5,168,706	4,966,649
Loss (gain) on disposition of equipment	164,303	636,273	(336,951)	931,090
Total operating expenses and costs	80,216,901	86,998,636	332,196,827	306,563,822

Operating loss	(2,013,831)	(6,126,818)	(203,001)	(14,654,169)

Interest expense	(554,440)	(517,327)	(2,252,089)	(2,373,004)
Non-operating income (expense)	193,018	81,967	852,301	(744,573)

Loss before income taxes	(2,375,253)	(6,562,178)	(1,602,789)	(17,771,746)
Income tax benefit	(1,265,118)	(2,646,849)	(948,061)	(6,924,421)

Net loss	$(1,110,135)	$(3,915,329)	$(654,728)	$(10,847,325)

Diluted loss per share	$(0.12)	$(0.42)	$(0.07)	$(1.15)

Average shares outstanding – Diluted	9,414,607	9,413,368	9,414,374	9,410,977

	Quarter ended December 31,		Twelve Months Ended December 31,
Truckload Operations	2010	2009	2010	2009

Total miles	46,854,718	47,371,279	192,139,277	177,872,227
Operating ratio*	103.39%	111.00%	100.50%	107.09%
Empty miles factor	7.00%	6.83%	6.34%	7.73%
Revenue per total mile, before fuel surcharge	$1.32	$1.25	$1.26	$1.25
Total loads	66,935	81,700	283,439	293,266
Revenue per truck per work day	$555	$538	$549	$504
Revenue per truck per week	$2,775	$2,690	$2,745	$2,520
Average company trucks	1,711	1,685	1,713	1,697
Average owner operator trucks	28	33	29	33

Logistics Operations
Total revenue	$3,708,801	$11,292,356	$39,715,557	$38,308,121
Operating ratio	97.83%	96.62%	97.47%	97.06%
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.